Exhibit 17.2

ALLIANCE NETWORK COMMUNICATIONS HOLDINGS, INC.

RESIGNATION

The undersigned hereby resigns as a director of Alliance Network Communications Holdings, Inc., effective immediately.  I am resigning for personal reasons and have no disagreement with the Corporation over any matter of policy or procedure relating to the operations or compliance of the Corporation.

Dated this 12 day of July, 2010.

                                                                                                                 /s/ Winston Willis
                 Winston Willis